Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	T 303-858-8358 F 303-858-8431 gevo.com

For Immediate Release

Gevo Reports Third Quarter 2012 Financial Results

•	EPS of ($0.31) including $15 million non-cash gain from the change in fair value of a derivative contained in Gevo’s convertible notes

•	Isobutanol process technology work to enhance future isobutanol production rates is ongoing, Gevo currently expects to produce and sell isobutanol in 2013

•

After producing the quantities of isobutanol needed for market development work, and identifying production rate bottlenecks, isobutanol production has been temporarily paused while optimization of the process technology is underway

•	The Luverne, Minn. facility is being readied to temporarily switch to ethanol production with the goals of demonstrating technology flexibility and generating incremental cash flow

•	Christopher Ryan, Ph.D., Gevo’s President and Chief Operating Officer, assumed the additional role of Chief Technology Officer

•	Received 3 new patents bringing the total number of patents issued to Gevo to 13 with rights to over 450 patents and patent applications

•	Ended quarter with cash and cash equivalents of $92 million

ENGLEWOOD, Colo. – October 30, 2012 – Gevo, Inc. (NASDAQ: GEVO), a leading technology company focused on the production of renewable chemicals and next-generation biofuels, today announced its financial results for the three months ended September 30, 2012.

“With Luverne’s initial startup work behind us, we are now turning our attention to further increasing future isobutanol production rates,” said Patrick Gruber Ph.D., Chief Executive Officer of Gevo. “We accomplished our initial goals of proving that we can produce isobutanol at large scale, generating bio-isobutanol for business development, and, most importantly, capturing the “know-how” to run a large plant, including the identification of process bottlenecks. Our goal now is to resume isobutanol production in 2013 when Luverne can generate a positive contribution margin producing isobutanol and we can become a consistent supplier to our customers. Our process technology team is currently focused on increasing isobutanol production rates and is doing work on the process technology and equipment at the plant to further enhance isobutanol production rates. While isobutanol production at the Luverne facility is temporarily paused, we plan to take advantage of our flexible technology and temporarily revert the Luverne facility to ethanol production with two goals in mind: a) demonstrate to our partners that our plants can switch between isobutanol and ethanol production, which is important to them and differentiates our technology from others; and b) generate incremental cash flow. Prior to that, if we need to produce more isobutanol for market development reasons and it makes good business sense we can always bring the plant back up to produce isobutanol.”

Recent Highlights

In September, Christopher Ryan, Ph.D., Gevo’s President and Chief Operating Officer, assumed the additional role of Chief Technology Officer. Prior to joining Gevo in 2009, Dr. Ryan co-founded NatureWorks LLC in 1997, serving as its Chief Operating Officer from 2008 to 2009 and its Chief Technology Officer from 2005 to 2008, where he led the development and commercialization of that company’s proprietary yeast biocatalyst and new biobased polymer from laboratory scale production through completion of a world-scale production facility. Dr. Ryan takes on this additional role to fully integrate the technology and operations now that Gevo has a commercial facility.

In October, Gevo was informed that it was awarded a follow-on biojet fuel order from the Defense Logistics Agency. This order follows the U.S. Air Force’s successful test flight conducted in June using Gevo’s Alcohol-to-Jet (ATJ8) fuel. The order is for 45,000 gallons of ATJ8 to be delivered in two tranches during 2013 and will be used for additional U.S. Air Force testing purposes.

In October, Gevo and Midwest AgEnergy Group, LLC (MAG) signed a letter of intent to jointly evaluate the technical and economic considerations of retrofitting one or more MAG ethanol biorefineries to manufacture isobutanol. MAG is a biofuels development affiliate of Great River Energy, a Minnesota electric cooperative serving over 1.7 million customers. MAG will own Blue Flint Ethanol LLC (an operational 65 MGPY ethanol biorefinery based in North Dakota) and Dakota Spirit AgEnergy, LLC (a planned 65 MGPY ethanol biorefinery based in North Dakota). “Gevo has submitted a lifecycle analysis to the EPA to qualify corn based isobutanol as an advanced biofuel under RFS2 when it has a greenhouse gas footprint of less than 50% of gasoline and we see Midwest AgEnergy’s unique assets as one potential pathway to produce advanced isobutanol,” commented Dr. Gruber. “Isobutanol potentially provides an opportunity to further maximize the value of our facilities by making them capable of producing multiple market, potentially higher value fuels and chemicals. Based on our diligence to date and the relationship that has been developed over the last year, Gevo is our preferred partner for providing isobutanol production technology to retrofit the MAG biorefineries,” stated Greg Ridderbusch, President, Midwest AgEnergy Group.

In October, the U.S. Patent and Trademark Office (USPTO) awarded Gevo U.S Patent No. 8,283,505 (the ‘505 Patent) which protects Gevo’s Integrated Fermentation Technology®. The technology covered by the ‘505 Patent protects what we believe to be the most cost-efficient separation technology available. The USPTO granted the ‘505 Patent in view of art cited against Gevo’s earlier issued U.S. Patent No. 8,101,808 in a reexamination request filed by Butamax Advanced Biofuels, LLC (Butamax).

Also in October, the USPTO awarded Gevo U.S. Patent No. 8,273,565 entitled “Methods of Increasing Dihydroxy Acid Dehydratase Activity to Improve Production of Fuels, Chemicals, and Amino Acids.” The patent covers the suppression of a glutaredoxin protein called GRX3. In combination with other Gevo patented technologies, deletion of GRX3 significantly increases the production of isobutanol by yeast cells.

Throughout the quarter, Gevo continued to vigorously defend and enforce its intellectual property portfolio against Butamax in the courts and at the USPTO. In August, the Federal Court of Appeals granted Gevo’s motion to stay a status quo order entered on July 6, 2012 by the U.S. District Court in Delaware. In granting Gevo’s motion, the Appeals court determined that Gevo had, at a minimum, established “a substantial case on the merits.”

Financial Highlights

Revenues for the third quarter of 2012 were $0.6 million compared to $17.5 million in the same period in 2011. During the third quarter of 2012, the Company was engaged in startup operations for the production of isobutanol at its Luverne, Minn. facility. Production from startup operations will be dedicated to initial customer testing and future conversion into jet fuel for the U.S. Air Force. As previously announced, the Company suspended ethanol production in May 2012. Revenue for the third quarter of 2012 comprised revenue under the Company’s agreement with The Coca-Cola Company and from ongoing research agreements. Revenue in the third quarter of 2011 primarily related to the sale of ethanol and related products.

Research and development expense increased to $5.4 million in the third quarter of 2012 from $5.2 million for the same period in 2011. In 2012, the focus of Gevo’s development efforts has been startup operations for the production of isobutanol at its Luverne facility. The increase in research and development spend in the third quarter of 2012 compared to the third quarter of 2011 was due to increased headcount directed to its research and development activities.

Selling, general and administrative expense for the third quarter of 2012 increased to $13.5 million from $7.6 million for the third quarter of 2011. The increase was driven by legal-related costs, including expenses in support of Gevo’s ongoing litigation with Butamax, as well as expenses to support initial commercialization activities.

Interest expense for the third quarter of 2012 was $2.6 million compared to $0.8 million in the third quarter of 2011. The increase resulted from interest incurred on the Company’s $45 million of 7.5% convertible senior notes due 2022 which were issued in July 2012. The Company also reported a non-cash gain of $15 million related to changes in the fair value of embedded derivatives contained in the convertible senior notes. These derivatives result from the rights that holders of the convertible notes have upon conversion, and under certain circumstances, will result in non-cash amounts being recorded in the Company’s statement of operations in each reporting period while the convertible notes remain outstanding.

The net loss for the third quarter of 2012 was $12.1 million compared to $12.3 million for the third quarter of 2011.

Gevo reported cash and cash equivalents on hand of $92.0 million as of September 30, 2012.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Gruber, Chief Executive Officer, and Mark Smith, Chief Financial Officer. They will review the Company’s financial results for the three months ended September 30, 2012 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1-866-543-6403 (inside the US) or 1-617-213-8896 (outside the US) and reference the access code 80853144. The presentation will be available via a live webcast at:

http://www.media-server.com/m/acs/5d3c8682f834060fbfe1eed178c48342

A replay of the call will be available two hours after the conference call ends on October 30, 2012 until Midnight EST on November 30, 2012. To access the replay, please dial 1-888-286-8010 (inside the US) or 1-617-801-6888 (outside the US) and reference the access code 66588450. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make isobutanol. This versatile chemical can be directly integrated into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2011, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

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Gevo, Inc.

Consolidated Statements of Operations Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue and cost of goods sold
Ethanol sales and related products, net	$—	$17,318	$19,908	$46,748
Grant revenue and research and development program revenue	562	188	2,553	572

Total revenues	562	17,506	22,461	47,320

Cost of goods sold	6,079	16,232	29,599	45,062

Gross (loss) margin	(5,517)	1,274	(7,138)	2,258

Operating expenses
Research and development	5,401	5,211	15,079	13,815
Selling, general and administrative	13,508	7,587	36,175	20,001
Other operating expenses	—	—	—	11

Total operating expenses	18,909	12,798	51,254	33,827

Loss from operations	(24,426)	(11,524)	(58,392)	(31,569)

Other income (expense)
Interest expense	(2,624)	(798)	(4,161)	(2,541)
Gain from change in fair value of embedded derivative	15,000	—	15,000	—
Other (expense) income	(1)	17	18	85
Change in fair value of warrant liabilities	—	—	—	(29)

Total other income (expense)	12,375	(781)	10,857	(2,485)

Net loss	(12,051)	(12,305)	(47,535)	(34,054)
Deemed dividend—amortization of beneficial conversion feature on Series D-1 preferred stock	—	—	—	(1,094)

Net loss attributable to Gevo, Inc. common stockholders	$(12,051)	$(12,305)	$(47,535)	$(35,148)

Net loss per share attributable to Gevo, Inc. common stockholders—basic and diluted	$(0.31)	$(0.48)	$(1.56)	$(1.61)

Weighted-average number of common shares outstanding—basic and diluted	38,547,441	25,870,060	30,374,378	21,866,633

Non-GAAP Financial Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(6,401)	$882	$(10,544)	$281
Depreciation and amortization	531	517	1,581	1,543
Non-cash stock-based compensation	62	40	164	40

Non-GAAP (loss) income from operations	$(5,808)	$1,439	$(8,799)	$1,864

Gevo, Inc.
Loss from operations	$(18,025)	$(12,406)	$(47,848)	$(31,850)
Depreciation and amortization	367	679	956	1,829
Non-cash stock-based compensation	1,468	1,775	6,826	4,857

Non-GAAP loss from operations	$(16,190)	$(9,952)	$(40,066)	$(25,164)

Gevo Consolidated
Loss from operations	$(24,426)	$(11,524)	$(58,392)	$(31,569)
Depreciation and amortization	898	1,196	2,537	3,372
Non-cash stock-based compensation	1,530	1,815	6,990	4,897

Non-GAAP loss from operations	$(21,998)	$(8,513)	$(48,865)	$(23,300)

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$91,997	$94,225
Accounts receivable	736	2,938
Inventories	3,798	3,814
Prepaid expenses and other current assets	1,725	1,757

Total current assets	98,256	102,734
Property, plant and equipment, net	76,836	28,777
Deposits and other assets	3,270	1,519

Total assets	$178,362	$133,030

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$12,647	$12,626
Current portion of secured debt, net	8,952	3,491

Total current liabilities	21,599	16,117
Long-term portion secured debt, net	17,910	24,752
Convertible notes, net	27,444	—
Other long-term liabilities	1,518	24

Total liabilities	68,471	40,893

Total stockholders’ equity	109,891	92,137

Total liabilities and stockholders’ equity	$178,362	$133,030

Gevo, Inc.

Condensed Consolidated Statement of Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Activities
Net loss	$(12,051)	$(12,305)	$(47,535)	$(34,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	2,679	2,194	10,820	7,520
Gain from change in fair value of embedded derivative	(15,000)	—	(15,000)	—
Changes from working capital	1,487	4,274	4,403	774

Net cash used in operating activities	(22,885)	(5,837)	(47,312)	(25,760)
Investing Activities
Acquisitions of property, plant and equipment, net	(16,434)	(1,325)	(50,936)	(3,580)
Other	40	40	(607)	40

Net cash used in investing activities	(16,394)	(1,285)	(51,543)	(3,540)
Financing Activities
Proceeds from issuance of secured debt, net	—	—	4,947	—
Proceeds from issuance of convertible debt, net	40,922	—	40,922	—
Proceeds from issuance of common stock, net	57,705	—	57,442	113,012
Payments on secured debt	(6,026)	(482)	(7,267)	(1,402)
Other financing activities	73	12	583	21

Net cash provided by (used in) financing activities	92,674	(470)	96,627	111,631
Net increase (decrease) in cash and cash equivalents	53,395	(7,592)	(2,228)	82,331
Cash and cash equivalents
Beginning of period	38,602	105,197	94,225	15,274

Ending of period	$91,997	$97,605	$91,997	$97,605

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Media Contact: Steve Halsey Gibbs & Soell for Gevo T: (212) 697-2600 shalsey@gibbs-soell.com	Investor Contact: Chelsea DeLong PR & Marketing Coordinator T: (303) 858-8358 cdelong@gevo.com